SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EXAR CORPORATION
(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC
GWA MASTER FUND, L.P.
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GWA CAPITAL PARTNERS, LLC CHALLENGES EXAR CORPORATION’S BOARD OF DIRECTORS AND MANAGEMENT TEAM

Pasadena, Calif., July 13, 2005 / PRNewswire / - - GWA Capital Partners, LLC today issued four challenges to the Exar Corporation Board of Directors and Management Team.

Managing Member and Dissident Director Candidate, Guy W. Adams, issued the following statement: “Since filing our Preliminary Proxy on April 13, 2005, Exar’s stock price has appreciated 29.5%, reaching a new
52-week high closing price of $15.96 on Tuesday, July 12, 2005. During this same period of time, Exar’s Management and Directors have cashed out over $1.9 million in stock options, and we believe this is a good indication of who is more closely aligned with stockholders. In keeping with our view of seeking to identify important information for stockholders and uncovering poor corporate governance practices, we are directly requesting the leadership of Exar to specifically address the following four issues for stockholders, in a clear, open, and direct manner.”

Challenge #1

HOW CAN THE INFINEON TRANSACTION POSSIBLY BE ACCRETIVE? SHOW A PRO FORMA SUPPORTING YOUR PUBLIC STATEMENT THAT THIS ACQUISITION IS ACCRETIVE TO STOCKHOLDERS.

According to the conference call transcript, filed by Exar as a Current Report on Form 8-K on May 4, 2005, Exar’s CFO Ronald Guire states, “We expect the acquisition to be accretive by about 2-4 cents the first year.”

According to the Current Report on 8-K/A that Exar filed on June 28, 2005, Exar paid $11 million in cash for a company that, as of March 31, 2005, had under $12,000 in Book Value, approximately $2.8 million in annualized net sales, and an annualized net loss of over $8.8 million, at the then-current exchange rate. What possible pro forma scenario makes this an accretive transaction?

Challenge #2

WHAT IS THE BUSINESS REASON FOR THE FIFTH AMENDMENT TO CHAIRMAN CIFFONE’S EMPLOYMENT CONTRACT AFTER HE RESIGNED AS CEO?

The Quarterly Report on Form 10-Q filed by Exar on February 9, 2004, discloses the Fourth Amendment to Chairman Ciffone’s “Executive Employment Agreement” as Exhibit 10.10. Pursuant to that agreement, effective as of the date on which Chairman Ciffone’s employment as President and CEO ends, Chairman Ciffone is entitled to $1,000/month in exchange for devoting “up to a maximum of four (4) hours per month to the Company….”

On September 9, 2004, Chairman Ciffone retired as President and CEO, and on October 28, 2004, seven (7) weeks after Chairman Ciffone resigned, Exar entered into a Fifth Amendment to Chairman Ciffone’s “Executive Employment Agreement,” granting him an annual base salary of $665,000 (over $55,000/month) through March 31, 2005, in exchange for providing, “advice, guidance and mentoring to the acting chief executive officer and other members of the senior management team.”

What possible business reason could have occurred over the last 11 months to justify such a dramatic change in Chairman Ciffone’s “Part-Time Employment Agreement,” resulting in his compensation being increased from $1,000/month to over $55,000/month? Why was the contracted amount increased by over $4,000/month more than what Chairman Ciffone was making when he was actually President and CEO (per the Fourth Amendment to Chairman Ciffone’s “Executive Employment Agreement”)? Who on the Board negotiated this latest amendment on behalf of the stockholders? What benefit did the stockholders of Exar receive in return from this agreement in order to justify Chairman Ciffone’s substantial increase in compensation?

Challenge #3

WHAT ARE THE RATIONALE AND MECHANICS BEHIND THE 54,000 SHARE OPTION GRANT TO CHAIRMAN CIFFONE?

The Fifth Amendment to Chairman Ciffone’s Executive Employment Agreement also discloses that Chairman Ciffone was to be granted 54,000 options on April 1, 2005, under the Company’s 1997 Equity Incentive Plan. As support for granting the 54,000 options, the Company’s filing states,

“Such option shall have substantially the same terms (e.g., vesting, term, etc.) as the initial stock option grants made pursuant to Section 5(a) of the Company’s 1996 Directors’ Stock Option Plan (the “1996 Plan”) and shall be made in lieu of the initial stock option grant to which Mr. Ciffone MIGHT BE entitled pursuant to Section 5(a) of the 1996 Plan in the future.” (emphasis added)

However, according to Section 5(a) of the 1996 Non-Employee Directors’ Stock Option Plan, this initial stock option grant applies ONLY to, “Each person who is elected for the first time to be a Non-Employee Director…” We hardly consider Chairman Ciffone, who has been a director since 1996, to be “elected for the first time.” Can the Board produce a business reason why Chairman Ciffone is entitled to 54,000 options as a new director, other than he “might be”? How can the Board use the 1996 Plan as justification for this option grant, when the 1996 Plan specifically addresses directors “elected for the first time?”

Given that Chairman Ciffone has already been awarded stock options for roughly 3.4% of the Company (1,628,748 shares), what is the rationale for awarding him an additional 54,000 options after he had retired as President and CEO? Did he really need this award to be incentivized to perform his fiduciary duties as a director? Does this action by the Board of Directors to reward a retiring CEO seem “reasonable” or “prudent” given the Company’s poor operating results over the last 4 years?

We find it interesting that under Chairman Ciffone’s amended “Executive Employment Agreement” he is not entitled to any additional compensation including stock options. However, ONE DAY (April 1, 2005) after the Agreement expired, the Board granted Chairman Ciffone 54,000 options as a director.

Challenge #4

WILL CHAIRMAN CIFFONE MEET WITH GUY ADAMS IN A PUBLIC DEBATE FOR STOCKHOLDERS AND ANALYSTS IN ORDER TO ADDRESS BUSINESS ISSUES, INCLUDING OPERATING PERFORMANCE, COMPENSATION PRACTICES, AND CORPORATE GOVERNANCE ISSUES?

Exar’s June 7, 2005 press release states that a proxy contest will be “costly and disruptive.” GWA Capital agrees that Exar’s stockholders would be better served by a thoughtful debate rather than lavish spending on expensive legal counsel. GWA Capital offers the following suggestions for keeping costs down and providing investors with access to crucial information:

•	Have only one Proxy card, with all candidates, and have it sent to all the stockholders in one mailing, and

•	Schedule a joint discussion / debate to allow Mr. Adams and Mr. Ciffone to present their point of view to stockholders and analysts, and set it up as a webcast so that stockholders can ask questions directly to each candidate.

Mr. Adams states, “We challenge the Management and Board of Directors of Exar to answer these four questions. We look forward to the opportunity to debate these and other issues in person, in a public forum with Mr. Ciffone, so that Exar shareholders can understand the issues first hand and judge for themselves. These are just a few examples of why Exar shareholders need Mr. Leza and myself as new directors, in order to bring some form of accountability to this Board.”

Mr. Adams continued, “If no public response is made by the Company to answer our questions, then we respectfully encourage other shareholders, and any analysts, to ask these questions on the next conference call. Shareholders have a right to understand these issues and the reasons the Board supported them.”

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON THE PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV AND IT AND THE

RELATED PROXY ARE ANTICIPATED TO BE DISSEMINATED AFTER THE RECORD DATE FOR THE ANNUAL MEETING IS SET.

For additional information, questions or comments, please call Guy Adams, Managing Member at
(626) 486-0350 or email gwacap@yahoo.com.

SOURCE:  GWA Capital Partners, LLC

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